As filed with the Securities and Exchange Commission on August 5, 2003

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTWOOD HOLDINGS GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	75-2969997
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

300 Crescent Court

Suite 1300

Dallas, Texas 75201

(214) 756-6900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Brian O. Casey

President and Chief Operating Officer

300 Crescent Court

Suite 1300

Dallas, Texas 75201

(214) 756-6900

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John B. McKnight

Locke Liddell & Sapp LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas 75201-6776

(214) 740-8000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	210,000	$19.42	$4,078,200.00	$329.93

(1)	Estimated solely for purposes of calculating the registration fee.
(2)	Pursuant to Rule 457(c) of the rules and regulations under the Securities Act of 1933, as amended, the registration fee is calculated based on the average of the high and low prices for Westwood’s common stock on the New York Stock Exchange on August 4, 2003.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

SUBJECT TO COMPLETION, DATED AUGUST 5, 2003

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

210,000 Shares

WESTWOOD HOLDINGS GROUP, INC.

Common Stock

This prospectus relates to the offer and sale from time to time of up to an aggregate of 210,000 shares of our common stock for the account of our stockholders named in this prospectus or their transferees, pledges, donees or successors. We will not directly receive any of the proceeds from the sale of the shares of common stock, although the selling stockholders have agreed with us that they will apply the proceeds to the repayment of loans we provided to them to enable them to purchase shares of our common stock, as well as the payment of taxes associated with the sale of the shares. The selling stockholders have agreed to reimburse us for the expenses of preparing this prospectus and the related registration statement.

The shares are being registered to permit the selling stockholders to sell the shares of common stock from time to time in the public market or through negotiated transactions or otherwise. The selling stockholders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or individual purchasers or through any other means described in the section entitled “Plan of Distribution.”

Our common stock is listed for trading on the New York Stock Exchange under the trading symbol “WHG.” On August 4, 2003 the last reported sale price of our common stock on the New York Stock Exchange was $19.37 per share. The shares covered by this prospectus may be sold at market prices prevailing at the time of sale or at negotiated prices.

You should read this entire prospectus, including the documents incorporated by reference, carefully before you invest in shares of our common stock.

An investment in our common stock involves a high degree of risk. You should consider carefully the risk factors beginning on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August     , 2003.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including “Risk Factors” and our consolidated financial statements incorporated by reference in this prospectus, before making an investment decision.

Westwood Holdings Group, Inc.

Westwood Holdings Group, Inc. (“Westwood”, the “Company”, “we” or “our”) manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. (“Management”) and Westwood Trust (“Trust”). Management provides investment advisory services to corporate pension funds, public retirement plans, endowments and foundations, mutual funds and also clients of Trust. Trust provides to institutions and high net worth individuals trust and custodial services and participation in common trust funds that it sponsors. Revenue is largely dependent on the total value and composition of assets under management (“AUM”). Accordingly, fluctuations in financial markets and in the composition of AUM impact revenue and results of operations. Management is a registered investment advisor under the Investment Advisers Act of 1940. Trust is chartered and regulated by the Texas Department of Banking.

Westwood was incorporated under the laws of the State of Delaware on December 12, 2001, as a subsidiary of SWS Group, Inc. (“SWS”). On June 28, 2002, SWS completed the spin-off of Westwood by effecting a dividend distribution of all of the Westwood common stock held by SWS to all of its stockholders on a pro rata basis. Westwood is now an independent public company. As part of the spin-off, Westwood entered into various agreements with SWS that address the allocation of certain rights and obligations and that define Westwood’s relationship with SWS after the spin-off, including a distribution agreement, a tax separation agreement and a transition services agreement. For a more detailed discussion of the spin-off and the various agreements entered into by Westwood and SWS, see the Registration Statement on Form 10 filed by Westwood with the Securities and Exchange Commission on June 6, 2002.

Our Address

Our principal executive offices are located at 300 Crescent Court, Suite 1300, Dallas, Texas 75201, and our telephone number at that address is (214) 756-6900. Our website is located at www.westwoodgroup.com. Information contained on our website is not part of this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all the other information contained and incorporated by reference in this prospectus before investing in our common stock. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

We have little operating history as an independent public company, and therefore most of our historical financial information may not be indicative of our future performance.

Our spin-off from SWS was completed on June 28, 2002. Our historical financial information for all periods prior to the completion of the spin-off may not be indicative of our future performance as an independent, public company and does not necessarily reflect our financial position, results of operations and cash flows had we operated as an independent public company during such periods. SWS owned our business for many years and operated that business as a part of its overall financial services business. As part of SWS’s business, we were able to rely, to some degree, on the cash flow and other resources of SWS, including administrative services, as well as on fees related to our management of the SWS cash reserve funds, which we have continued to manage since the spin-off. Our pre-spin-off expenses were allocated by SWS on the basis of our relative number of employees, relative revenues and other allocation bases. These allocated expenses represent services provided by SWS, including human resources, accounting, internal audit, income tax, legal, insurance and information technology. In the period since the completion of the spin-off, we have obtained from third parties many of the services previously provided by SWS, and have found, in some cases, that the cost of these third party services is higher than those provided by SWS. We also now incur the additional expenses associated with being a publicly-held company. As a result, we expect that our future expense levels will be higher than our pre-spin-off expense levels. This information is only a summary and you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements, and the related notes, contained in our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, each of which is incorporated by reference herein and other information that we have filed with the Securities and Exchange Commission. See “Incorporation of Information We File With the Commission” on page 8.

Some members of our management are critical to our success, and our inability to attract and retain key employees could compromise our future success.

We believe that our future success will depend to a significant extent upon the services of our executive officers, particularly Susan M. Byrne, our Chairman of the Board and Chief Executive Officer, and Brian O. Casey, our President and Chief Operating Officer. We do not have employment agreements with any of our key employees, including Ms. Byrne or Mr. Casey. The loss of the services of one or more of our key employees or our failure to attract, retain and motivate qualified personnel could negatively impact our business, financial condition, results of operations and future prospects. As with other asset management businesses, our future performance depends to a significant degree upon the continued contributions of certain officers, portfolio managers and other key marketing, client service and management personnel. There is substantial competition for these types of skilled personnel.

Some executive officers have substantial influence over our investment policies.

Susan M. Byrne, our chief investment officer, establishes and implements policy with respect to our investment advisory activity. Ms. Byrne and Mr. Casey decide on any changes in management philosophy, style or approach with respect to our investment advisory policies.

Negative performance of the securities markets could reduce our revenues.

Our results of operations are affected by many economic factors, including the performance of the securities markets. Negative performance in the securities markets or certain segments of those markets, or short-term volatility in the securities markets or segments thereof, could result in investors withdrawing assets from the markets or decreasing their rate of investment, either of which could reduce our revenues. Because most of our revenues are based on the value of assets under management, a decline in the value of those assets would also adversely affect our revenues. In addition, in periods of slowing growth or declining revenues, profits and profit margins are adversely affected because certain expenses remain relatively fixed.

In particular, more than two-thirds of our assets under management are invested in equity securities of companies with a large market capitalization. As a consequence, we are particularly susceptible to the volatility associated with changes in the market for large capitalization stocks. Due to this concentration, any change or reduction in such markets, including a shift of Westwood Management clients’ and potential clients’ preference from investments in equity securities of large capitalization stocks to other equity or fixed income securities could have a significant negative impact on our revenues and results of operations. This negative impact could occur due to the depreciation in value of our assets under management and/or the election by clients to select other firms to manage their assets, either of which events would result in decreased assets under management and therefore reduced revenues and a decline in results of operations.

Poor investment performance of the assets managed by us could adversely affect our results of operations.

Because we compete with many other asset management firms on the basis of asset classes offered and the investment performance of those asset classes, our success is dependent to a significant extent on the investment performance of the assets that we manage. Good performance stimulates new client accounts, which results in higher revenues for us. Conversely, poor performance tends to result in the loss or reduction of client accounts, with corresponding decreases in revenues.

Our business is dependent on investment advisory, subadvisory and trust agreements that are subject to termination or non-renewal; therefore, we could lose any of our clients on very short notice.

Substantially all of our revenues are derived pursuant to investment advisory, subadvisory and trust agreements with our clients. In general, either party may terminate these agreements upon 30-days notice. Any termination of or failure to renew these agreements could have a material adverse impact on us, particularly because many of our costs are relatively fixed.

A small number of clients account for a substantial portion of our business. As such, the reduction or loss of business with any of these clients could have an adverse impact on our business, financial condition and results of operations.

Our largest three clients accounted for 15.7% and 17.2% of total revenues for the twelve months ended December 31, 2002, and the six months ended June 30, 2003, respectively, and we are therefore dependent to a significant degree on our ability to maintain our existing relationships with these clients. There can be no assurance that we will be successful in maintaining our existing client relationships or in securing additional clients. Any failure by us to retain one or more of our large clients or establish profitable relationships with additional clients could have a material adverse effect on our business, financial condition and results of operations.

Any event that negatively affects the asset management industry could have a material adverse effect on us.

Any event affecting the asset management industry that results in a general decrease in assets under management or a significant general decline in the number of advisory clients or accounts could negatively impact our revenues. Our future growth and success depends in part upon the continued growth of the asset management industry, which was negatively impacted in 2002 due to continuing adverse conditions in the equity markets.

Due to the substantial cost and time required to introduce new asset classes in our industry, we may not be able to successfully introduce new asset classes in a timely manner, or at all.

The development and marketing of new asset classes in our industry is extremely costly and requires a substantial amount of time. Our ability to successfully market and sell a new asset class depends on our financial resources, the asset class’s performance results, the timing of the offering and our marketing strategies. Once an asset class is developed, whether through acquisition or development internally, we need to be able to effectively market the asset class to our existing and prospective clients. This entails incurring significant financial expenses related to research on the target assets and the demand for such asset class in the market, as well as sales and marketing costs associated with attracting assets to the new asset class. In addition, our ability to sell new asset classes to our existing and potential clients depends on our ability to meet or exceed the performance of our competitors who offer the same or similar asset classes. We may not be able to profitably manage the assets within a given asset class. Moreover, it may take years before we are able to produce the level of results that will enable us to attract clients. If we are unable to capitalize on the costs and expenses incurred in developing new asset classes, we may experience losses as a result of our management of these asset classes, and our ability to introduce further new asset classes and compete in our industry may be hampered.

If we are unable to successfully and timely expand our asset classes, we may not be able to maintain our competitive position in the asset management industry.

Our ability to remain competitive will depend, in part, on our ability to expand our asset classes under management. We are continually looking for opportunities to expand our asset classes, both in terms of growing our existing asset classes and developing new asset classes focusing on investment areas that we do not currently cover. We intend to grow our asset classes either internally or by acquiring asset classes from third parties. It may be costly and time consuming for us to develop these new assets internally. Moreover, we may not be able to find asset classes that are consistent with our growth strategies or acquire asset classes from third parties on terms acceptable to us, if at all. If we are unable to expand our asset classes or be able to do so in a timely manner, we may lose clients to other asset management firms, which would have an adverse effect on our business, financial condition and results of operations.

Our business is subject to pervasive regulation with attendant costs of compliance and serious consequences for violations.

Virtually all aspects of our business are subject to various laws and regulations. Violations of such laws or regulations could subject us and/or our employees to disciplinary proceedings or civil or criminal liability, including revocation of licenses, censures, fines or temporary suspension, permanent bar from the conduct of business, conservatorship or closure. Any such proceeding or liability could have a material adverse effect upon our business, financial condition, results of operations and business prospects. These laws and regulations generally grant regulatory agencies and bodies broad administrative powers, including, in some cases, the power to limit or restrict us from operating our business and, in other cases, the powers to place us under conservatorship or closure, in the event we fail to comply with such laws and regulations. Due to the extensive regulations and laws to which we are subject, our management is required to devote substantial time and effort to legal and regulatory compliance issues. In addition, the regulatory environment in which we operate is subject to change. We may be adversely affected as a result of new or revised legislation or regulations or by changes in the interpretation or enforcement of existing laws and regulations.

Potential misuse of assets and information in the possession of our portfolio managers and employees could result in costly litigation and liability for us and our clients.

Our portfolio managers handle a significant amount of assets, financial and personal information for our clients. Although we have implemented a system of controls to minimize the risk of fraudulent taking or misuse of assets and information, there can be no assurance that our controls will be adequate to prevent taking or misuse by our portfolio managers or employees. If our controls are ineffective in preventing the fraudulent taking or misuse of assets and information, we could be subject to costly litigation, which could consume a substantial amount of our resources and distract our management from the operation of Westwood and could also result in regulatory sanctions and have a negative effect on our reputation. Additionally, any such fraudulent actions could adversely affect some of our clients in other ways, and these clients could seek redress against us.

Acquisitions, which may be part of our long-term business strategy, involve inherent risks that could compromise the success of the combined business and dilute the holdings of current stockholders.

As part of our long-term business strategy, we may consider acquisitions of similar or complementary businesses. If we are not correct when we assess the value, strengths, weaknesses, liabilities and potential profitability of acquisition candidates or if we are not successful in integrating the operations of the acquired businesses, the success of the combined business could be compromised. Any future acquisitions will be accompanied by the risks commonly associated with acquisitions. These risks include, among others, potential exposure to unknown liabilities of acquired companies and to acquisition costs and expenses, the difficulty and expense of integrating the operations and personnel of the acquired companies, the potential disruption to the business of the combined company and potential diversion of management’s time and attention, the impairment of relationships with and the possible loss of key employees and clients as a result of the changes in management, potential future write-downs related to goodwill impairment in connection with acquisitions, and dilution to the stockholders of the combined company if the acquisition is made for stock of the combined company. In addition, asset classes, technologies or businesses of acquired companies may not be effectively assimilated into our business or have a positive effect on the combined company’s revenues or earnings. The combined company may also incur significant expense to complete acquisitions and to support the acquired asset classes and businesses. Further, any such acquisitions may be funded with cash, debt or equity, which could have the effect of diluting the holdings or limiting the rights of stockholders. Finally, we may not be successful in identifying attractive acquisition candidates or completing acquisitions on favorable terms.

Various factors may hinder the declaration and payment of dividends.

We instituted a quarterly dividend program during our 2002 third quarter. However, the payment of dividends in the future is subject to the discretion of our Board of Directors, and various factors may prevent us from paying dividends. Such factors include our financial position, capital requirements and liquidity, the existence of a stock repurchase program, any loan agreement restrictions, state corporate and banking law restrictions, results of operations and such other factors as our Board of Directors may consider relevant. In addition, as a holding company, our ability to pay dividends is dependent on the dividends and income we receive from our subsidiaries. At the present time our primary source of cash is dividends that may be received from Westwood Management or Westwood Trust. The payment of dividends by Westwood Management or Westwood Trust is subject to the discretion of their Boards of Directors and compliance with applicable laws, including, in particular, the provisions of the Texas Finance Code applicable to Westwood Trust. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements, and the related schedules and notes, contained in our Annual Report on Form 10-K for the year ended December 31, 2002, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, each of which is incorporated by reference herein.

Our business is vulnerable to systems failures that could have a material adverse effect on our business, financial condition and results of operations.

Any delays or inaccuracies in securities pricing information or information processing could give rise to claims against us, which could have a material adverse effect on our business, financial condition and results of operations. We are highly dependent on communications and information systems and on third party vendors for securities pricing information and updates from certain software. We may suffer a systems failure or interruption, whether caused by an earthquake, fire, other natural disaster, power or telecommunications failure, unauthorized access, act of God, act of war or otherwise, and our back-up procedures and capabilities may not be adequate or sufficient to eliminate the risk of extended interruptions in operations.

Our common stock has a limited trading history, so it may be difficult to predict the prices at which our stock will trade in the future.

The public trading market for our common stock commenced on July 1, 2002, immediately following the completion of our spin-off from SWS. As a result, our common stock has a limited trading history, and it may be more difficult to predict the prices at which our stock will trade in the future than it would be with a security having a more established trading history.

We will not be able to rely on SWS to fund future capital requirements.

In the past, some of our capital needs have been satisfied or guaranteed by SWS. However, since the spin-off, SWS has not provided, and is not expected to provide, any funds to finance our working capital or other cash requirements. We cannot be certain that financing, if needed, will be available on favorable terms from other parties, if at all. We believe that our capital requirements will vary greatly from quarter to quarter depending on, among other things, capital expenditures, fluctuations in our operating results and financing activities. We believe that our current cash and cash equivalents and cash flows from operations will be sufficient to satisfy our cash requirements for the foreseeable future. However, if future financing is necessary, we may or may not be able to obtain financing with interest rates as favorable as those historically enjoyed by SWS, if at all. Further, any future equity financings could dilute the relative percentage ownership of the then existing holders of our common stock, and any future debt financings could involve restrictive covenants that limit our ability to take certain actions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements, and the related schedules and notes, contained in our Annual Report on Form

10-K for the year ended December 31, 2002, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, each of which is incorporated by reference herein.

The distribution agreement and the tax separation agreement that we entered into with SWS contain indemnification obligations for SWS and us that neither party may be able to satisfy, which could result in increased expenses and liabilities for us.

The distribution agreement and the tax separation agreement that we entered into with SWS allocate responsibility between SWS and us for various liabilities and obligations. However, the availability of such indemnities will depend upon the future financial strength of SWS and ourselves. SWS or we may not be in a financial position to fund such indemnities if they should arise, which could result in increased expenses and liabilities for us. The distribution agreement provides that each party will indemnify the other against claims arising out of the distribution agreement and claims arising out of their respective businesses before and after the spin-off. Additionally, the distribution agreement provides that SWS will indemnify us for any liabilities or expenses in excess of $500,000 that relate to our representation as the corporate trustee for the Richard A. Boykin, Jr. Family Trust, other than unpaid trustee fees due to us for the period following the spin-off (during our fiscal third quarter ended September 30, 2002, we reached this $500,000 threshold). The tax separation agreement provides that each party will indemnify the other with respect to some taxes attributable to their respective businesses arising before or after the spin-off. The tax separation agreement also allocates responsibility between SWS and us with respect to any corporate income taxes for which SWS becomes liable by reason of a change-in-control of SWS or us resulting in the application of Section 355(e) of the Code. If this occurs as a result of our actions, we would be liable to pay SWS the amount of taxes for which SWS becomes liable solely by reason of application of Section 355(e) of the Code and without consideration of any other tax attribute of SWS.

Members of our Board of Directors and executive management may have conflicts of interest due to their relationships with SWS.

Two members of our Board of Directors, Frederick R. Meyer and Jon L. Mosle, Jr., also serve on the SWS Board of Directors. In addition, members of our Board of Directors and executive management own shares of both SWS and Westwood common stock. These circumstances could create, or appear to create, potential conflicts of interest when our directors and management are faced with decisions that could have different implications for SWS and Westwood. Examples of these types of decisions might include the resolution of disputes arising out of the agreements that we entered into with SWS at the time of the spin-off and SWS’s continued use of Westwood to act as manager of its cash reserve funds. Also, the appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public’s perception of us.

Some provisions may discourage a third party from acquiring control of Westwood.

It could be difficult for a potential bidder to acquire us because our Certificate of Incorporation and Bylaws contain provisions that may discourage takeover attempts. In particular, our Certificate of Incorporation and Bylaws permit our Board of Directors to issue, without stockholder approval, preferred stock with such terms as the Board may determine. Additionally, our directors may only be removed for cause by a vote of the holders of at least two-thirds of the shares of stock entitled to vote, and stockholders cannot act by written consent. We have also elected to not exclude ourselves from the restrictions of Section 203 of the Delaware General Corporation Law, which makes it more difficult for a person who is an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Also, the tax separation agreement provides that if, as a result of our actions, a change-in-control of SWS or us triggers application of Section 355(e) of the Code, we would be liable to pay SWS the amount of any corporate income taxes for which SWS becomes liable solely by reason of application of Section 355(e) of the Code and without consideration of any other tax attribute of SWS. These provisions may increase the cost or difficulty for a third party to acquire control of us or may discourage acquisition bids altogether.

The sale of shares of our common stock in the public market, or the possibility of these sales, could lower our stock price.

A substantial number of shares of our common stock will become eligible for sale in the public market upon the effectiveness of the registration statement of which this prospectus is a part. In addition, the selling stockholders hold substantial additional shares of our common stock that will become eligible for sale in the public market pursuant to Rule 144 or other rules promulgated under, or provisions of, the Securities Act of 1933. Sales of substantial amounts of our shares of common stock in the public market, or the possibility of these sales, may adversely affect our stock price.

CAUTIONARY STATEMENTS

CONCERNING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, beliefs, estimates and projections, as well as assumptions made by, and information currently available to, us. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements can generally be identified as such because the context of the statement may include words such as “expect,” “believe,” “anticipate” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. These statements are not guarantees of future performance, events or results and generally involve known and unknown risks, uncertainties and other facts that may cause our actual results, performance or achievements to be materially different from such forward-looking statements. The sections entitled “Risk Factors” beginning on page 1 of this prospectus, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and the historical consolidated financial statements, and the related schedules and notes, contained in our Annual Report on Form 10-K for the year ended December 31, 2002, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, each of which is incorporated by reference herein, contain a discussion of some of the risks and other factors that could contribute to those differences. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the Commission at:

Room 1204, Judiciary Plaza 450 Fifth Street, N.W. Washington, D.C. 20549	Citicorp Center 500 West Madison Street Chicago, IL 60661

Please call the Commission at 1-800-SEC-0330 for further information about the public reference facilities. This material may also be obtained from the Commission’s worldwide web site at http://www.sec.gov. The address of the Commission’s Internet site is provided solely for the information of prospective investors and is not intended to be an active link. Our outstanding common stock is listed on the New York Stock Exchange under the symbol “WHG.”

We have filed a registration statement, of which this prospectus is a part, covering the common stock offered hereby. As allowed by Commission rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto. We refer you to the registration statement and the exhibits thereto for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF INFORMATION WE FILE WITH THE COMMISSION

The Commission allows us to “incorporate by reference” some information we file with it into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We incorporate by reference the documents listed below and future filings we will make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offering of these shares is terminated:

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, filed with the Commission on April 23, 2003 and July 30, 2003, respectively;

•	our annual report on Form 10-K for the year ended December 31, 2002, filed with the Commission on March 7, 2003;

•	our current reports on Form 8-K filed with the Commission and dated April 23, 2003 and July 30, 2003; and

•	the description of our capital stock contained in our Registration Statement on Form 10 (Amendment No. 5) filed on June 6, 2002.

Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

Our financial statements for the years ended December 31, 2001 and December 31, 2000 incorporated by reference in this Registration Statement were audited by Arthur Andersen LLP. On June 20, 2002, we dismissed Arthur Andersen LLP as the our independent auditors. We have been unable to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to incorporate by reference that firm’s report on such financial statements. Under these circumstances, Rule 437a under the Securities Act of 1933 permits this Registration Statement to be filed without a written consent from Arthur Andersen LLP. The absence of such a written consent may limit the ability of purchasers of the securities covered by this Registration Statement to assert claims against Arthur Andersen LLP under Section 11(a) of the Securities Act of 1933 for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

You may obtain copies of all documents which are incorporated in this prospectus by reference (other than the exhibits to such documents which are not specifically incorporated by reference herein) without charge upon written or oral request to William R. Hardcastle, Jr., Westwood Holdings Group, Inc., 300 Crescent Court, Suite 1300, Dallas, Texas 75201 at (214) 756-6900.

USE OF PROCEEDS

The shares of common stock being offered under this prospectus were purchased by the selling stockholders from SWS Group, Inc., our former parent, in a private placement transaction that closed on December 14, 2001. In connection with the purchase of these and other shares of our common stock by the selling stockholders, we made a full recourse loan to each of the selling stockholders to enable them to pay the purchase price for the shares of our common stock. The current aggregate principal balance of the loans is $3.1 million, and the loans bear interest at the rate of 3.93% per annum, compounded semi-annually, payable annually, with the principal payable on the ninth anniversary of the date of the loans (subject to a right of prepayment). The repayment of each loan is secured by a pledge of such selling stockholders’ shares to us. We will not directly receive any of the proceeds from the sale of the shares of common stock, although the selling stockholders have agreed with us that they will apply the proceeds to the repayment of these loans and the payment of the taxes associated with the sale of the shares.

Except for any amounts we receive as repayment of outstanding principal and accrued interest on the loans to the selling stockholders, we will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders under this prospectus. We expect to use any proceeds from the repayment of the loans for our working capital requirements and other general corporate purposes.

SELLING STOCKHOLDERS

This prospectus relates to the sale of up to 210,000 shares of our common stock by the selling stockholders named in the table below. The selling stockholders acquired these and other shares of our common stock in a private placement transaction that closed on December 14, 2001. We are registering the shares in order to permit the selling stockholders to offer these shares for resale from time to time.

The information provided below with respect to the selling stockholders has been obtained from the selling stockholders and is current as of August 4, 2003. Because the selling stockholders may sell none, all or some portion of the shares of common stock owned by them, we cannot be certain as to the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may acquire or otherwise dispose shares of our common stock from time to time following the date on which the selling stockholders provided the information regarding the shares of common stock owned by them.

Name of Selling Stockholder	Shares of Common Stock Owned Before the Offering(1)(2)	Shares of Common Stock Offered	Shares of Common Stock Owned After the Offering(2)(3)	Percent of Common Stock Owned After the Offering(2)(3)
Susan M. Byrne	792,555	147,000	645,555	11.7%
Brian O. Casey	261,981	50,000	211,981	3.8%
Patricia R. Fraze	43,396	5,000	38,396	*
Joyce A. Schaer	55,078	8,000	47,078	*

*	Less than 1%.

(1)	Of the shares indicated, Ms, Byrne has 722,750 shares, Mr. Casey has 240,917 shares, Ms. Fraze has 25,096 shares, and Ms. Schaer has 40,153 shares that have been pledged to Westwood to secure loans made to each of these persons.

(2)	Includes shares subject to options that may be acquired within 60 days after August 5, 2003, as well as shares of restricted common stock that are subject to forfeiture pursuant to the terms of a restricted stock grant. Such options and restricted shares are deemed to be outstanding and to be beneficially owned by the person or group holding the options and restricted shares for the purpose of computing the percentage ownership of such person or group, but the options are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(3)	Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares. The amounts and percentages set forth in the table above are based upon the selling stockholders’ beneficial ownership reported by each selling stockholder on August 4, 2003 and assume that all of the shares being registered hereunder will be sold by the selling stockholders.

Set forth below is information regarding the respective selling stockholders’ positions, offices or other material relationships with us within the past three years. See “Use of Proceeds” for information about our extension of loans to the selling stockholders and the contemplated repayment of those loans.

Susan M. Byrne has served as Chairman of the Board of Directors, Chief Executive Officer and director of Westwood since its inception in December 2001. Ms. Byrne is the founder of Westwood Management and has served as its Chairman of the Board and Chief Investment Officer since 1983 and as its President from 1983 to 2002.

Brian O. Casey has served as President, Chief Operating Officer and director of Westwood since its inception in December 2001. Mr. Casey has served as Executive Vice President and Chief Operating Officer of

Westwood Management since 2000, President of Westwood Management since 2002 and as the President and as a director of Westwood Trust since 1996.

Patricia R. Fraze has served as Executive Vice President of Westwood Management since 1995 and as Client Relationship Manager since 2002. Ms. Fraze serves as a director of Westwood Management and Westwood Trust.

Joyce A. Schaer has served as a Director of Marketing for Westwood Management since 1997 and was promoted to Senior Vice President in 2000. Ms. Schaer serves as a director of Westwood Management.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholders. The “selling stockholders” as used in this section of the prospectus refers to the selling stockholders, or their pledgees, donees, transferees or any of their successors in interest. We will be reimbursed by the selling stockholders for all costs, expenses and fees in connection with the registration of the shares offered by this prospectus. All brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling stockholders. Subject to the restrictions set forth in our current Insider Trading Policy, sales of shares of common stock may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the New York Stock Exchange, in the over-the-counter market, in private negotiated transactions, through put or call options transactions relating to the shares of common stock, through short sales of shares of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. The shares of common stock may also be transferred pursuant to a gift or pledge. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares of common stock by the selling stockholders.

Subject to the restrictions set forth in our current Insider Trading Policy, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares of common stock or of securities convertible into or exchangeable for the shares of common stock in the course of hedging positions they assume with the selling stockholders. Subject to the restrictions set forth in our current Insider Trading Policy, the selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the shares of common stock offered by this prospectus, which the broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

The selling stockholders may effect these transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling stockholders and/or the purchasers of shares of common stock for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any broker-dealers that act in connection with the sale of shares of common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by these broker-dealers or any profit on the resale of the shares of common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of common stock against some liabilities, including liabilities arising under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, our common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, our common stock may not be sold unless the shares have been registered or qualified for sale in the applicable state or an exemption from registration or qualified qualification requirement is available and is complied with.

Because the selling stockholders may be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market. In addition, we have made copies of this prospectus available to the selling stockholders and we have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

The selling stockholders also may resell all or a portion of the shares of common stock offered by this prospectus in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of Rule 144.

Upon our being notified by a selling stockholder that a material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each selling stockholder and of the participating broker-dealer(s);

•	the number of shares of common stock involved;

•	the initial price at which shares of common stock were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

•	that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transactions.

In addition, upon our being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed.

LEGAL MATTERS

Locke Liddell & Sapp LLP, Dallas, Texas, has passed upon the validity of the common stock offered under this prospectus.

EXPERTS

The financial statements as of and for the year ended December 31, 2002 incorporated in this prospectus and registration statement by reference from our Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion on the 2002 financial statements and includes an explanatory paragraph concerning the application of procedures relating to certain disclosures of financial statement amounts relating to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations) which is incorporated by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements as of December 31, 2001 and for the two years then ended incorporated in this prospectus and registration statement by reference from our Annual Report on Form 10-K for the year ended December 31, 2002 were audited by Arthur Andersen LLP, independent auditors, as stated in their report which is incorporated by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

210,000 SHARES

WESTWOOD HOLDINGS GROUP, INC.

COMMON STOCK

PROSPECTUS

August     , 2003

You should rely only on information contained in this prospectus. We have not authorized anyone to give any information or make any representations in connection with this offering other than those contained in this prospectus. If anyone gives you any such information or makes any such representations, you should not rely on it or them as having been authorized by us. This prospectus is not an offer to sell common stock and it is not soliciting an offer to buy common stock in any state where the offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The fees and expenses to be paid by us and reimbursed by the selling stockholders in connection with the offer of the securities being registered hereby are estimated as follows:

Registration fee	$329.93

Legal fees and expenses	15,000.00

Accounting fees and expenses	3,500.00

Printing	850.00

Miscellaneous	1,000.00

Total	$20,679.93

Item 15. Indemnification of Directors and Officers.

Delaware General Corporation Law, our certificate of incorporation and our bylaws contain provisions relating to the limitation of liability and indemnification of our directors and officers. Our certificate of incorporation provides that our directors are not personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors to the fullest extent permitted by Delaware law. Existing Delaware law permits the elimination or limitation of directors’ personal liability to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) any breach of a director’s duty of loyalty to us or our stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) any transaction from which a director derived improper personal benefit; (iv) the unlawful payment of dividends; and (v) unlawful stock repurchases or redemptions.

Our certificate of incorporation also provides that we will indemnify and hold harmless any person who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding to the fullest extent permitted by Delaware law by reason of the fact that the person is or was (i) a director or officer or (ii) serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. We may also pay the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware law. We have also entered into indemnification agreements with each of our directors and executive officers.

SEC Position on Indemnification

As stated above, under our certificate of incorporation, our directors and officers are indemnified against some causes of action. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant, the registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

EXHIBIT INDEX

3.1	Amended and Restated Certificate of Incorporation of Westwood Holdings Group, Inc. **

3.2	Amended and Restated Bylaws of Westwood Holdings Group, Inc. **

4.1	Form of Common Stock Certificate of Westwood Holdings Group, Inc. **

*5.1	Opinion of Locke Liddell & Sapp LLP.

*23.1	Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1).

*23.2	Consent of Deloitte & Touche LLP, Independent Auditors.

23.3	Consent of Arthur Andersen LLP, Independent Auditors (omitted pursuant to Rule 437a under the Securities Act of 1933).

*24.1	Power of Attorney (included on second signature page to this Registration Statement).

*	Filed herewith.
**	Incorporated by reference from Amendment No. 2 to Registration Statement on Form 10/A filed with the Securities and Exchange Commission on April 30, 2002.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on August 5, 2003.

WESTWOOD HOLDINGS GROUP, INC.

By:	/s/ Brian O. Casey
Brian O. Casey,
President and Chief Operating Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Susan M. Byrne and Brian O. Casey and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capabilities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the Company in the capacities indicated and on the dates indicated.

Signatures	Title	Date

/s/ Susan M. Byrne Susan M. Byrne	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	August 5, 2003

/s/ Brian O. Casey Brian O. Casey	Director, President and Chief Operating Officer (Principal Financial and Accounting Officer)	August 5, 2003

/s/ Frederick R. Meyer Frederick R. Meyer	Director	August 5, 2003

/s/ Jon L. Mosle, Jr. Jon L. Mosle, Jr.	Director	August 5, 2003

/s/ Raymond E. Wooldridge Raymond E. Wooldridge	Director	August 5, 2003

EXHIBIT INDEX

3.1	Amended and Restated Certificate of Incorporation of Westwood Holdings Group, Inc. **

3.2	Amended and Restated Bylaws of Westwood Holdings Group, Inc. **

4.1	Form of Common Stock Certificate of Westwood Holdings Group, Inc. **

*5.1	Opinion of Locke Liddell & Sapp LLP.

*23.1	Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1).

*23.2	Consent of Deloitte & Touche LLP, Independent Auditors.

23.3	Consent of Arthur Andersen LLP, Independent Auditors (omitted pursuant to Rule 437a under the Securities Act of 1933).

*24.1	Power of Attorney (included on second signature page to this Registration Statement).

*	Filed herewith.
**	Incorporated by reference from Amendment No. 2 to Registration Statement on Form 10/A filed with the Securities and Exchange Commission on April 30, 2002.